Metropolitan West Capital Management, LLC
                      610 Newport Center Drive, Suite 1000
                             Newport Beach, CA 92660
                             Telephone: 949-718-9701
                             Facsimile: 949-718-9711


                                                              November 28, 2001

Gary W. Lisenbee, President
MW Capital Management Funds
610 Newport Center Drive, Suite 1000
Newport Beach, CA  92660

Dear Mr. Lisenbee:

               Re: Subscription for Shares of the Metropolitan West Capital Intrinsic Value Equity Fund and Metropolitan West Capital International Value Fund, two series of the MW Capital Management Funds (the "Trust")

     Metropolitan West Capital Management, LLC offers to purchase from MW Capital Management Funds shares of beneficial interest each series of the Trust at a price of $10.00 per share for an aggregate purchase price of $200,000 cash, all such shares to be validly issued, fully paid and non-assessable, upon issuance of such shares and receipt of said payment by the Trust as follows:


Fund                                                      Purchase Price       No. of Shares
----                                                      --------------       -------------
Metropolitan West Capital Intrinsic Value Equity Fund     $100,000             10,000
Metropolitan West Capital International Value Fund        $100,000             10,000
                                                          --------             ------
Total                                                     $200,000             20,000

     Metropolitan West Capital Management, LLC hereby represents and warrants that these shares of beneficial interest will be held for investment purposes and are not being purchased with any present intent of redeeming or selling the same.

                                      Sincerely,

                                      Metropolitan West Capital Management, LLC

                                      By:      /s/ Gary W. Lisenbee
                                          --------------------------------------
                                      Name:    Gary W. Lisenbee
                                           -------------------------------------
                                      Title:   President
                                             -----------------------------------

Accepted and Agreed to this 29th day of November, 2001.

MW Capital Management Funds

By:      /s/ Steven M. Borowski
    ----------------------------------------
Name:    Steven M. Borowski
      --------------------------------------
Title:   Vice President
       -------------------------------------